Exhibit 3.1

                                 CRIIMI MAE INC.

                              ARTICLES OF AMENDMENT

                  CRIIMI MAE Inc., a Maryland  corporation  (the "Corporation"),
                                                                  -----------
having its principal  office in Rockville,  Maryland hereby certifies to the

State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Charter of the Corporation is hereby amended by striking out Article V(A) in its entirety and inserting in lieu thereof the following:

     (A) Aggregate Number and Classes. The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is three hundred seventy five million (375,000,000), consisting of: three hundred million (300,000,000) shares of common stock, par value one cent ($0.01) per share (together with any other class or series of common stock which may hereafter be authorized, the "Common Stock") and seventy five million (75,000,000) shares of preferred stock, par value one cent ($0.01) per share (together with any other class or series of preferred stock that may hereafter be authorized, the "Preferred Stock"), of which three million (3,000,000) shares are classified as Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), two hundred three thousand (203,000) shares are classified as Series E Cumulative Convertible Preferred Stock (the "Series E Preferred Stock"), one million six hundred ten thousand (1,610,000) shares are classified as Series F Redeemable Cumulative Dividend Preferred Stock (convertible during the period of ten (10) business days after the fifth business day after the initial issue date and during the period of ten (10) business days ending ninety (90) calendar days after the initial issue date or the first Business Day thereafter) (the "Series F Preferred Stock") and three million seven hundred sixty thousand (3,760,000) shares are classified as Series G Redeemable Cumulative Dividend Preferred Stock (convertible during the period of ten (10) trading days commencing one hundred
(100) calendar days after the initial issue date or, if such commencement date is not a trading day, the first trading day thereafter (the "Series G Preferred Stock"). The Common Stock and the Preferred Stock, together with any other class or classes of Capital Stock that may hereafter be authorized, are referred to herein collectively as the "Capital Stock." The Board of Directors of the Corporation (the "Board of Directors" or the "Board") may classify and reclassify any unissued Capital Stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such stock.

     Simultaneously with the effectiveness of these Articles of Amendment (the "Effective Date"), each share of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Date (the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be converted and changed (the "Reverse Stock Split") into
0.1 of one share of Common Stock, par value $0.01 per share, (the "Post-Split Common Stock"). Each

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holder of a certificate  or  certificates  which  immediately  prior to the
Effective Date represented outstanding shares of Pre-Split Common Stock (the "Pre-Split Certificates," whether one or more) shall be entitled to receive upon surrender of such Pre-Split Certificates to the Corporation's Secretary for cancellation, a certificate or certificates (the "Post-Split Certificates," whether one or more) representing the number of whole shares of Post-Split Common Stock into which and for which the shares of Pre-Split Common Stock formerly represented by such Pre-Split Certificates so surrendered, are reclassified pursuant to the terms hereof. No script or fractional shares certificates will be issued for Pre-Split Common Stock in connection with the Reverse Stock Split. Each holder of shares of Pre-Split Common Stock not divisible by ten as of the Effective Date will receive, upon surrender of certificates representing such shares, cash in lieu of fractional shares based upon the closing price of the Corporation's Post-Split Common Stock on the Effective Date as reported on the New York Stock Exchange. From and after the Effective Date, Pre-Split Certificates shall represent only the right to receive Post-Split Certificates pursuant to the provisions hereof. If more than one Pre-Split Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of Post-Split Common Stock for which the Post-Split Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Pre-Split Certificates so surrendered. If any Post-Split Certificate is to be issued in a name other than that in which the Pre-Split Certificate surrendered for exchange are issued, the Pre-Split Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Pre-Split Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation's Secretary that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of Post-Split Common Stock into which and for which the shares of the Pre-Split Common Stock are reclassified pursuant to the terms hereof shall be the same as the amount of capital represented by the shares of Pre-Split Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

     The Corporation's Series B Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall not be affected by the filing of these Articles of Amendment.

     SECOND: At a meeting duly called and held on July 2, 2001, the Board of Directors of the Corporation adopted a resolution declaring the amendment advisable and directing the matter to be submitted to the stockholders of the Corporation for approval. The stockholders of the Corporation approved the amendment of the Charter of the Corporation at a meeting duly called and held on September 25, 2001.

     FOURTH: These Articles of Amendment do not increase the authorized stock of the Corporation or the aggregate par value of such authorized stock.

     FIFTH: These Articles of Amendment shall be effective at 12:01 a.m. on October 17, 2001.


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     IN WITNESS WHEREOF,  CRIIMI MAE Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President, and attested by its Assistant Secretary on the 12 day of October, 2001.


ATTEST:                                    CRIIMI MAE INC.


/s/Susan Railey                            /s/David B. Iannarone
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Susan Railey                               David B. Iannorone
Assistant Secretary                        Executive Vice President

     THE UNDERSIGNED, Executive Vice President of CRIIMI MAE Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


                                            /s/David B. Iannarone
                                            ----------------------
                                            David B. Iannorone
                                            Executive Vice President